VERA BRADLEY ANNOUNCES FISCAL YEAR 2015 FIRST QUARTER RESULTS

Net revenues totaled $113.5 million

Net income totaled $6.6 million, or $0.16 per diluted share

Company updates guidance for full year

FORT WAYNE, Ind., June 5, 2014 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the first quarter ended May 3, 2014.

Net revenues totaled $113.5 million for the current year first quarter, compared to $123.0 million in the prior year first quarter ended May 4, 2013. Net income totaled $6.6 million, or $0.16 per diluted share, for the current year first quarter compared to net income of $9.2 million, or $0.23 per diluted share, in the prior year first quarter.

Robert Wallstrom, Chief Executive Officer, noted, “While our first quarter revenues were modestly below our expectations, we were able to post earnings per share above our guidance due to better than expected gross margin and expense performance.”

“However, we continue to face a difficult environment, one that is proving much more challenging than we anticipated just two short months ago,” Wallstrom continued.

“Direct segment revenues are weaker than we expected,” Wallstrom also noted. “Sales from existing customers have been relatively stable, but our traditional patterns and products simply are not attracting enough new customers to our brand, and overall traffic is down substantially. In our Indirect segment, while orders from our major accounts are up, orders from our specialty gift channel retailers are down significantly on a year-over-year basis. Until we can make meaningful changes to our product offering and marketing initiatives, we don’t expect these sales trends to substantially improve. As a result, we are lowering our revenue and earnings per share projections for the fiscal year.

“As we have noted, this will be an important year of transition and transformation for Vera Bradley. We believe that the product, distribution, and marketing initiatives we previously outlined as part of our long-term strategic plan are absolutely the right ones for the future. While the short-term will remain challenging, I am pleased with the progress we are making against these key elements of our five-year plan. Importantly, we have assembled a team of talented and seasoned retail executives - both from within the organization and new to the Company - that will help us achieve our long-term goals.”

First Quarter Details

Current year first quarter revenues of $113.5 million fell modestly below the Company’s guidance of $116 million to $120 million. The sales miss to guidance primarily was due to lower than expected orders from the Company’s Indirect specialty retail partners, weaker than expected comparable store sales performance in the Company’s retail stores, and a shortfall at the Company’s annual outlet sale.

Current year first quarter Direct segment revenues totaled $73.4 million, essentially flat with $73.7 million in the prior year first quarter. In the Company’s stores, first quarter year-over-year net revenues grew 5.9%, reflecting the opening of 16 full-line and three outlet stores during the past 12 months, which was partially offset by a comparable-store sales decline. Total company comparable store sales fell 9.4% for the quarter (which includes a 14.4% decline in store sales and a 3.2% decline in e-commerce sales). Comparable store revenues were negatively impacted by year-over-year declines in traffic and underperformance of the product offering. Severe winter weather negatively affected store traffic during the first two months of the quarter.

Indirect segment revenues decreased 18.9% to $40.0 million from $49.3 million in the prior year first quarter, primarily due to lower orders from the Company’s specialty retail accounts.

Gross profit for the quarter totaled $60.5 million, or 53.3% of net revenues, compared to $68.5 million, or 55.6% of net revenues, in the prior year first quarter. The year-over-year decline in gross margin rate was primarily related to overhead costs deleveraging and increased year-over-year promotional activity. The first quarter gross margin rate was better than guidance of 52.0% to 52.6%, primarily due to the timing of a portion of the inventory liquidation initially planned for the first quarter that will now occur later in the year.

SG&A expense totaled $51.3 million, or 45.2% of net revenues, in the current year first quarter, compared to $55.2 million, or 44.9% of net revenues, in the prior year first quarter. In spite of lower than expected revenues, the SG&A expense rate was favorable to guidance of 46.0% to 46.6% primarily due to cost containment efforts as well as payroll associated with certain management positions that were budgeted but unfilled in the first quarter.

Operating income totaled $10.8 million, or 9.5% of net revenues, in the current year first quarter, compared to operating income of $15.2 million, or 12.3% of net revenues, in the prior year first quarter.

The effective tax rate was 38.7% for the quarter compared to 38.9% in the prior year first quarter.

Cash flow from operations for the first quarter totaled $27.0 million, compared to $14.9 million for last year’s first quarter. The improvement was driven primarily by a reduction in inventory levels.

Cash and cash equivalents as of May 3, 2014 totaled $81.5 million compared to $8.2 million at the end of last year’s first quarter. The Company had no debt outstanding at May 3, 2014. Quarter-end inventory was $126.6 million, modestly below guidance of $128 million to $133 million and compared to $138.9 million last year. Net capital spending for the quarter totaled $7.1 million.

Recent Event

On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company will exit its direct business in Japan during the third quarter and will account for this business as a discontinued operation from that point forward. The Company expects to incur pre-tax charges related to the exit from Japan during the third quarter of approximately $2.0 million, equating to $.03 per share, which will be reflected in discontinued operations. Approximately $1.0 million of that amount relates to a non-cash charge for a currency translation loss that has accumulated in equity since entering the Japan market over three years ago. The remaining charge relates to the write off of certain assets, employee severance, and other exit charges. The new wholesale business in Japan is included in the Indirect segment guidance below, but given that the new Look-operated distribution points are not expected to be opened until late in the year, the impact to the current year sales and earnings guidance is minimal.

Outlook

For the second quarter of fiscal 2015, the Company expects:

•	Net revenues to be in the range of $113 million to $120 million compared to prior year second quarter revenues of $125.4 million.

•	The gross margin rate to range from 53.5% to 54.0% compared to 57.2% in the prior year second quarter.

•	SG&A as a percent of sales to range from 43.0% to 44.5% compared to 38.6% in the prior year second quarter.

•
Diluted earnings per share to be in the range of $0.18 to $0.20, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 40.0%. Diluted earnings per share totaled $.37 in the prior year second quarter.

The Company expects inventory to be $118 million to $128 million at the end of the second quarter, compared to $142.9 million at the end of last year’s second quarter.

For fiscal 2015, the Company expects:

•	Net revenues to be in the range of $510 million to $530 million compared to $530.9 million last year.

•	The gross margin rate to range from 52.5% to 53.5% compared to 55.1% last year.

•	SG&A as a percent of sales to range from 40.0% to 41.5% compared to 38.4% last year.

•
Diluted earnings per share from continuing operations to be in the range of $1.00 to $1.10, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 38.4%. Diluted earnings per share from continuing operations totaled $1.48 last year.

•	Net capital spending of approximately $40 million.

Call Information

A conference call to discuss fiscal 2015 first quarter results is scheduled for today, June 5, 2014, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 500-6974, and enter the access code 9338959. A replay of the call will be available shortly after the conclusion of the call and remain available through June 19, 2014. To access the recording, listeners should dial (877) 870-5176, and enter the access code 9338959.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-price and outlet stores in the United States; department store locations in Japan; its websites, verabradley.com and verabradley.co.jp; and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 3,000 specialty retail doors, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 3, 2014	February 1, 2014	May 4, 2013
Assets
Current assets:
Cash and cash equivalents	$81,524	$59,215	$8,229
Accounts receivable, net	18,557	27,718	26,758
Inventories	126,562	136,923	138,949
Prepaid expenses and other current assets	9,417	9,952	9,211
Deferred income taxes	13,981	13,094	11,860
Total current assets	250,041	246,902	195,007
Property, plant, and equipment, net	88,433	84,940	79,652
Other assets	879	1,085	1,630
Total assets	$339,353	$332,927	$276,289
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,686	$27,745	$17,768
Accrued employment costs	10,871	10,586	9,571
Other accrued liabilities	22,365	20,403	18,335
Income taxes payable	3,397	1,625	5,761
Current portion of long-term debt	—	—	42
Total current liabilities	60,319	60,359	51,477
Long-term debt	—	—	5,030
Deferred income taxes	4,267	4,643	6,102
Other long-term liabilities	12,645	12,778	10,134
Total liabilities	77,231	77,780	72,743
Shareholders’ equity:
Additional paid-in-capital	78,551	78,153	76,032
Retained earnings	184,569	178,002	128,379
Accumulated other comprehensive loss	(998)	(1,008)	(865)
Total shareholders’ equity	262,122	255,147	203,546
Total liabilities and shareholders’ equity	$339,353	$332,927	$276,289

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Net revenues	$113,461	$123,033
Cost of sales	52,936	54,567
Gross profit	60,525	68,466
Selling, general, and administrative expenses	51,312	55,227
Other income	1,577	1,951
Operating income	10,790	15,190
Interest expense, net	80	141
Income before income taxes	10,710	15,049
Income tax expense	4,143	5,860
Net income	$6,567	$9,189
Basic weighted-average shares outstanding	40,639	40,580
Diluted weighted-average shares outstanding	40,725	40,624
Basic net income per share	$0.16	$0.23
Diluted net income per share	0.16	0.23

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013
Cash flows from operating activities
Net income	$6,567	$9,189
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant, and equipment	3,563	3,323
Recovery of doubtful accounts	(115)	(213)
Loss on disposal of property, plant, and equipment	—	2
Stock-based compensation	980	806
Deferred income taxes	(1,263)	(548)
Changes in assets and liabilities:
Accounts receivable	9,276	8,266
Inventories	10,373	(7,567)
Other assets	741	1,943
Accounts payable	(7,075)	2,915
Income taxes payable	1,772	(1,333)
Accrued and other liabilities	2,138	(1,904)
Net cash provided by operating activities	26,957	14,879
Cash flows from investing activities
Purchases of property, plant, and equipment	(4,040)	(5,811)
Net cash used in investing activities	(4,040)	(5,811)
Cash flows from financing activities
Payments on financial-institution debt	—	(35,000)
Borrowings on financial-institution debt	—	25,000
Shares surrendered for tax withholding	(582)	(389)
Other financing activities, net	(24)	(23)
Net cash used in financing activities	(606)	(10,412)
Effect of exchange rate changes on cash and cash equivalents	(2)	(30)
Increase (decrease) in cash and cash equivalents	$22,309	$(1,374)
Cash and cash equivalents, beginning of period	59,215	9,603
Cash and cash equivalents, end of period	$81,524	$8,229
Supplemental disclosure of cash-flow information
Non-cash operating and investing activities
Property, plant, and equipment expenditures incurred but not yet paid	$3,016	$—

Vera Bradley, Inc.
Supplemental Statement of Income First Quarter 20151
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended May 3, 2014			Thirteen Weeks Ended May 4, 2013
	As Reported	Discontinued Operations	Continuing Operations	As Reported	Discontinued Operations	Continuing Operations
Net revenues	$113,461	$1,264	$112,197	$123,033	$1,474	$121,559
Cost of sales	52,936	494	52,442	54,567	482	54,085
Gross profit	60,525	770	59,755	68,466	992	67,474
Selling, general, and administrative expenses	51,312	1,079	50,233	55,227	1,149	54,078
Other income	1,577	—	1,577	1,951	—	1,951
Operating income (loss)	10,790	(309)	11,099	15,190	(157)	15,347
Interest expense, net	80	—	80	141	—	141
Income (loss) before income taxes	10,710	(309)	11,019	15,049	(157)	15,206
Income tax expense	4,143	(118)	4,261	5,860	—	5,860
Net income	$6,567	$(191)	$6,758	$9,189	$(157)	$9,346
Basic weighted-average shares outstanding	40,639	40,639	40,639	40,580	40,580	40,580
Diluted weighted-average shares outstanding	40,725	40,725	40,725	40,624	40,624	40,624
Basic net income per share	$0.16	$(0.01)	$0.17	$0.23	$—	$0.23
Diluted net income per share	0.16	(0.01)	0.17	0.23	—	0.23

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company will exit its direct retail business in Japan in the third quarter. The supplemental schedule provided above recasts the Company's fiscal 2014 income statement to present the Japan results as discontinued operations.

Vera Bradley, Inc.
Supplemental Statement of Income Fiscal 20141
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended				Fifty Two Weeks Ended
	Continuing Operations				Continuing Operations	As Reported
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014	February 1, 2014	February 1, 2014
Net revenues	$121,559	$123,969	$128,949	$156,419	$530,896	$536,021
Cost of sales	54,085	53,104	57,710	73,784	238,683	240,589
Gross profit	67,474	70,865	71,239	82,635	292,213	295,432
Selling, general, and administrative expenses	54,078	47,157	47,646	52,540	201,421	205,957
Other income	1,951	630	1,027	1,168	4,776	4,776
Operating income from continuing operations	15,347	24,338	24,620	31,263	95,568	94,251
Interest expense, net	141	82	58	101	382	382
Income from continuing operations before income taxes	15,206	24,256	24,562	31,162	95,186	93,869
Income tax expense	5,860	9,034	8,905	11,258	35,057	35,057
Income from continuing operations	9,346	15,222	15,657	19,904	60,129	58,812
Discontinued operations, net of taxes	(157)	(271)	(431)	(458)	(1,317)	—
Net income	$9,189	$14,951	$15,226	$19,446	$58,812	$58,812
Basic weighted-average shares outstanding	40,580	40,603	40,605	40,606	40,599	40,599
Diluted weighted-average shares outstanding	40,624	40,623	40,652	40,694	40,648	40,648
Basic net income per share
Continuing operations	$0.23	$0.38	$0.38	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
As reported						1.45
Diluted net income per share
Continuing operations	0.23	0.38	0.38	0.49	1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
As reported						1.45

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company will exit its direct retail business in Japan in the third quarter. The supplemental schedule provided above recasts the Company's fiscal 2014 income statement to present the Japan results as discontinued operations.